WRITTEN CONSENT OF THE
BOARD OF DIRECTORS OF
GOLDEN MATRIX GROUP, INC.

The undersigned, being all the members of the Board of Directors (the "Board") of Golden Matrix Group, Inc., a Nevada corporation (the "Company"), by written consent pursuant to the authority contained in the corporate laws of the State of Nevada and without the formality of convening a meeting, does hereby consent to the following actions of the Company, to be effective as of the 10th September 2018.

WHEREAS, in efforts to move the Company forward and to comport with the intent of the restructuring of the Company, the Board of Directors has hereby agreed to enter into Settlement Agreement and Mutual General Release (the "Settlement Agreement") with Luxor Capital LLC ("Luxor"), in the remaining amount of $649,414,

WHEREAS, the parties agreed to release each other from any, and all liabilities relating to the Convertible Promissory Note issued by the Company in favor of Luxor which was dated March 1, 2016 (the "Note") and in the original principal amount of $2,874,712,

WHEREAS, Luxor is owed by Mr. Anthony Goodman, the Chief Executive Officer of the Company and a member of the Board,

WHEREAS, Ms. Weiting Feng, the other member of the Board, has no affiliation with Luxor; and

WHEREAS, the agreed action provided in the Settlement Agreement are:

a) As at the date of this Agreement, the remaining balance on the Note is $649,414 USD as at the 31 August 2018.
b) LUXOR will convert the $209,414 of the remaining balance of the Note into shares of GMGI's common stock, pursuant to the terms of the Note at a conversion price of $0.001, per share, with the understanding and agreement of both parties that this conversion price is 35% higher than the price of $0.00074 share that would have been the conversion price pursuant to Section 1 (c) of the Note.
c) GMGI will make one installment payment of $150,000 payable to Luxor Capital LLC, within seven (7) business days from the date of execution of this Agreement.
d) If the aforementioned installment payment has not been received within seven (7) business days, then LUXOR shall be released from this Agreement with all rights reserved.
e) The new remaining balance of the Note, $290,000, will be loaned to GMGI as an interest free loan, as set forth in the form of the attached loan agreement and will be repayable in two equal instalments of $145,000, on the 10th September 2019 and 10th September 2020.
f) Upon completion of 1 b), 1 c), and the execution of the Loan Agreement by both parties, the Note will be fully paid and GMGI will have no further obligations under the note.

NOW THEREFORE BE IT RESOLVED

THAT: the Company enter into the Settlement Agreement and Mutual General Release (the "Settlement Agreement") with Luxor Capital LLC ("Luxor").

The Members of the Board of Directors who were present for this meeting, all of whom took active part therein were:

Anthony Goodman
Weiting Feng

NOW THEREFORE the Board of Directors, having considered this matter, and having opened the floor to all those who voice a preference in the issue have decided unanimously, and hereby

RESOLVED, that the corporate books and records shall reflect same, and that the secretary shall file this Resolution in the corporate records.

DATED: 10th September, 2018

Anthony B. Goodman, CEO

Weiting Feng